EXECUTION VERSION USActive 61491677.3 THIRTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of March 28, 2025 (the “Amendment Date”), among NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., a Delaware limited liability company (the “Borrower”), NEW MOUNTAIN FINANCE CORPORATION, a Delaware corporation (the “Collateral Manager”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the administrative agent (“Administrative Agent”), as swingline lender and as a lender, the lenders signatory hereto (each a “Lender” and, collectively, the “Lenders”). WHEREAS, the Borrower, the Collateral Manager, the Administrative Agent, the other Lenders party from time to time thereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral custodian are parties to the Third Amended and Restated Loan and Security Agreement, dated as of October 24, 2017 (as amended from time to time prior to the date hereof, the “Loan and Security Agreement”), providing, among other things, for the making and the administration of the Advances by the Lenders to the Borrower; and WHEREAS, the Borrower, the Collateral Manager, the Administrative Agent and the Lenders desire to amend the Loan and Security Agreement in accordance with Section 12.1 thereof and subject to the terms and conditions set forth herein. NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows: ARTICLE I Definitions SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan and Security Agreement. ARTICLE II Amendment SECTION 2.1. As of the Amendment Date, the Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: stricken text) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto. 2 USActive 61491677.3 ARTICLE III Representations and Warranties SECTION 3.1. The Borrower and the Collateral Manager hereby represent and warrant to the Administrative Agent and the Lenders that, as of the date first written above and after giving effect to this Amendment, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Collateral Manager contained in the Loan and Security Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date). ARTICLE IV Conditions Precedent SECTION 4.1. This Amendment shall become effective as of the date hereof upon the satisfaction of the following conditions: (a) this Amendment shall have been duly executed by, and delivered to, the parties hereto in accordance with Section 12.1 of the Loan and Security Agreement; (b) the Administrative Agent shall have received a legal opinion of Dechert LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent; (c) the Administrative Agent shall have received a good standing certificate for the Borrower by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer; and (d) all reasonable and documented out-of-pocket fees shall have paid to the Administrative Agent, in immediately available funds for its own account, any fees (including reasonable and documented fees, disbursements and other charges of counsel to the Administrative Agent) to be received on the date hereof. ARTICLE V Miscellaneous SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. 3 USActive 61491677.3 SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. SECTION 5.3. Ratification. Except as expressly amended hereby, the Loan and Security Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Security Agreement for all purposes. SECTION 5.4. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. SECTION 5.5. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. [Signature Page to Thirteenth Amendment to Third A&R Loan and Security Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above. NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., as the Borrower By: New Mountain Finance Corporation, its managing member By: ____________________________________ Name: Title: Authorized Signatory Laura Holson Docusign Envelope ID: BE25201B-60BB-4015-9EB1-61C1E36BF9EF

[Signature Page to Thirteenth Amendment to Third A&R Loan and Security Agreement] NEW MOUNTAIN FINANCE CORPORATION, as the Collateral Manager By: ____________________________________ Name: Title: Authorized Signatory Laura Holson Docusign Envelope ID: BE25201B-60BB-4015-9EB1-61C1E36BF9EF [Signature Page to Thirteenth Amendment to Third A&R Loan and Security Agreement] WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent By: __________________________________ Name: Title: R. Beale Pope Managing Director [Signature Page to Thirteenth Amendment to Third A&R Loan and Security Agreement] WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swingline Lender and as a Lender By: __________________________________ Name: Title: R. Beale Pope Managing Director [Signature Page to Thirteenth Amendment to Third A&R Loan and Security Agreement] STATE STREET BANK AND TRUST COMPANY, as a Lender By: __________________________________ Name: Title: Stephen Lynch Vice President

Appendix A EXECUTION VERSION Conformed through Amendment No. 1213 dated October 11March 28, 20242025 Borrower CUSIP: 64755CAA4 Borrower ISIN: US64755CAA45 Facility CUSIP: 64755CAB2 Facility ISIN: US64755CAB28 U.S. $800,000,000 THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT by and among NEW MOUNTAIN FINANCE CORPORATION, as the Collateral Manager NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., as the Borrower EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as the Lenders WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Swingline Lender WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Custodian Dated as of October 24, 2017 USActive 37382726.3637382726.39 THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of October 24, 2017, by and among: NEW MOUNTAIN FINANCE CORPORATION, a Delaware corporation, as the collateral manager (together with its successors and assigns in such capacity, the “Collateral Manager”); NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., a Delaware limited liability company, as the borrower (the “Borrower”); EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender”, collectively, the “Lenders”); WELLS FARGO BANK, NATIONAL ASSOCIATION, as the swingline lender (together with its successors and assigns in such capacity, the “Swingline Lender”); WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the administrative agent hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”); and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”). R E C I T A L S WHEREAS, the Borrower is party to that certain Second Amended and Restated Loan and Security Agreement, dated as of December 18, 2014 (as amended prior to the date hereof, the “Existing A&R Loan and Security Agreement”) with the Lenders, the Administrative Agent, the Collateral Manager and the Collateral Custodian; WHEREAS, the Borrower has requested that the Lenders amend and restate the Existing A&R Loan and Security Agreement and continue to extend credit thereunder by making Advances (as defined below) from time to time prior to the Revolving Period End Date (as defined below) for the general business purposes of the Borrower; and WHEREAS, the Lenders are willing to continue extending such credit to the Borrower on the terms and subject to the conditions set forth herein. NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Existing A&R Loan and Security Agreement in its entirety as follows: USActive 37382726.3637382726.39

“Applicable Amendment”: Any amendment, waiver or consent under this Agreement which, pursuant to Section 12.1, requires the approval of each Lender or each affected Lender, and which has been approved by the Required Lenders. “Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final tax regulations), statutes, treaties, codes, ordinances, permits, certificates, licenses and orders of, and interpretations by, any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction. “Applicable Spread”: A rate per annum equal to 2.151.95%; provided that the “Applicable Spread” shall be 4.153.95% after the occurrence and during the continuance of a Curable BDC Asset Coverage Event or an Event of Default. “Approval Notice”: a notice substantially in the form of Exhibit A-5 attached hereto, executed by the Administrative Agent, evidencing the approval of the Administrative Agent, in its sole discretion in accordance with clause (B) of the definition of “Eligible Loan”, of the Loans to be added to the Collateral. “Approved Broker Dealer”: Each broker dealer listed on part I of Schedule II hereto. “Approved Valuation Firm”: Each valuation firm listed on part II of Schedule II hereto. “Asset Coverage Ratio”: The ratio, determined on a consolidated basis, without duplication and in accordance with GAAP of (a) the fair market value of the total assets of the BDC and its consolidated Subsidiaries as required by, and in accordance with, GAAP and Applicable Law and any orders of the Securities and Exchange Commission issued to the BDC, to be determined by the Board of Directors of the BDC and reviewed by its auditors, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of the BDC and its consolidated Subsidiaries, to (b) the aggregate amount of Indebtedness of the BDC and its consolidated Subsidiaries, in each case determined pursuant to Section 18 under the 1940 Act, as modified by Section 61 thereunder, and any orders of the Securities and Exchange Commission issued thereunder, including any exemptive relief granted by the Securities and Exchange Commission with respect to the Indebtedness of any Person. “Assigned Value”: (a) With respect to any Loan as of any date of determination and subject to the following clauses (b) through (f) and the last paragraph of this definition of “Assigned Value,” the lowest of (i) 100%, (ii) the Purchase Price with respect to such Loan and (iii) the value (expressed as a percentage of par) of such Loan as determined by the Administrative Agent in its sole discretion and set forth in the Approval Notice. For the avoidance of doubt, the “Assigned Value” of any Loan may not subsequently be adjusted USActive 37382726.3637382726.39 4 USActive 37382726.3637382726.39 6 Loan and (y) 2.00x First Lien Loans Greater than or equal to 6.00x 0.00x (d) At any time, the Borrower may request a revaluation of any Eligible Loan with an Assigned Value less than 100% and the Administrative Agent may adjust the applicable Assigned Value to the least of (i) the value determined by the Administrative Agent in its sole discretion (but not to be less than the existing Assigned Value), and (ii) 100%; provided that, any such increase in the applicable Assigned Value may be conditioned on a reset of the Original Cash Interest Coverage Ratio, the Original Net Senior Leverage Ratio, the Recurring Revenue Loan Gross Leverage Ratio or Original Total Leverage Ratio, as applicable, for such Eligible Loan. After the occurrence and during the continuation of an ongoing Value Adjustment Event, the Borrower may request, or the Administrative Agent may apply absent a Borrower request, an increase to the Assigned Value, up to the Initial Assigned Value; (e) (d) In the event that a Value Adjustment Event results in the reduction of the Assigned Value of any Eligible Loan and, subsequent to such reduction, either (i) the Net Senior Leverage Ratio (in the case of any Value Adjustment Event pursuant to clause (a)(i) of such definition), (ii) the Cash Interest Coverage Ratio (in connection with any Value Adjustment Event pursuant to clause (b) of such definition), (iii) the Total Leverage Ratio (in the case of any Value Adjustment Event pursuant to clause (a)(ii) of such definition) or (iii) all of the Net Senior Leverage Ratio, Cash Interest Coverage Ratio and Total Leverage Ratio (in the case of any Value Adjustment Event pursuant to clauses (a) and (b) of such definition) is or are increased to the applicable levels reported on the Purchase Date of such Loan, then the Borrower may, by written notice to the Administrative Agent, request that the Assigned Value of such Loan be re-determined in accordance with terms of the definition of “Assigned Value” in this Section 1.1; and (f) (e) The Assigned Value shall be zero for any Loan that is not an Eligible Loan. On any Business day, the Borrower may request that the Administrative Agent reevaluate the Assigned Value of any Loan, which the Administrative Agent may do in its sole discretion. Any Assigned Value determined hereunder with respect to any Loan on any date after the date such Loan is transferred to the Borrower shall be communicated by the Administrative Agent to the Borrower, the Collateral Manager, the Collateral Custodian and the Lenders. “Assigned Value Notice”: A notice delivered by the Administrative Agent to the Borrower and the Collateral Custodian specifying the value of a Loan determined in accordance with terms of the definition of “Assigned Value” in this Section 1.1, which notice shall include the reasons supporting the Administrative Agent’s determination that a Value Adjustment Event has occurred. “Automatic Reduction Date”: October 26, 2026. (s) such Loan requires (i) periodic payments of accrued and unpaid interest in cash (x) in a minimum amount of (A) if such Loan has a floating interest rate based on LIBORthe applicable interest rate index (including any Partial PIK Loan), such LIBORapplicable interest rate index plus 22.15% per annum, (B) if such Loan has a floating interest rate based on the Prime Rate, the Prime Rate or (C) if such Loan has a fixed interest rate, 6% per annum and (y) on a current basis no less frequently than semi-annually and (ii) a fixed amount of principal payable in cash no later than its stated maturity; (t) if such Loan is a registration-required obligation within the meaning of Section 163(f)(2) of the Code, such Loan is Registered; (u) such Loan is not a participation interest; (v) all information provided by the Borrower or the Collateral Manager with respect to the Loan is true, correct and complete in all material respects as of the date such information is provided; (w) such Loan (A) is not an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral; (x) such Loan does not constitute Margin Stock; (y) unless such Loan is a Delayed Draw Loan or a Revolving Loan, such Loan does not require the Borrower to make advances in respect of such Loan at any time after the Borrower’s purchase of such Loan; provided that, if such Loan is a Delayed Draw Loan or a Revolving Loan, the acquisition of such Loan would not cause the sum of the OLBs of all Loans that are Delayed Draw Loans or Revolving Loans plus the Aggregate Unfunded Exposure Amount to exceed the greater of (i) 10% of the Aggregate OLB plus the Aggregate Unfunded Exposure Amount as of such date and (ii) the Applicable Future Funding Limit Amount set forth on Annex C; (z) the Obligor of such Loan is an Eligible Obligor; provided that with respect to clause (f) of such term, only the Loans or portions thereof exceeding the thresholds set forth in such clause (f) shall be deemed to be Loans with Obligors that are not Eligible Obligors; (aa) such Loan shall not cause the sum of the aggregate OLBs and Unfunded Exposure Amounts of Loans that are Recurring Revenue Loans to exceed the greater of (i) 10% of the Aggregate OLB as of such date and (ii) the applicable amount noted in Annex C; and (bb) such Loan satisfies such other eligibility criteria as may be mutually agreed upon by the Administrative Agent and the Borrower prior to the applicable Advance Date; and (cc) if such Loan is a Partial PIK Loan, the Weighted Average Spread Test has been satisfied as of the date of acquisition of such Partial PIK Loan. USActive 37382726.3637382726.39 20 “Original Closing Date”: With respect to (a) the Existing A&R Loan and Security Agreement, December 18, 2014, (b) the Existing SPV Loan and Security Agreement, October 27, 2010 and (c) the Existing Operating Loan and Security Agreement, May 19, 2011, as applicable. “Original Net Senior Leverage Ratio”: With respect to any Loan, the Net Senior Leverage Ratio for such Loan on the date of the related Approval Notice. “Original Total Leverage Ratio”: With respect to any Loan, the Total Leverage Ratio for such Loan on the date of the related Approval Notice (or, if consented to by the Administrative Agent, on the A&R Effective Date). “Other Connection Taxes”: With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Transaction Document). “Other Taxes”: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by the Borrower). “Partial PIK Loan”: A Loan which at the time of contribution to the Borrower (i) allows for any portion of the interest accrued for a specified period of time or until the maturity thereof is, at the option of the Obligor or pursuant to conditions specified (in each case, under the related loan agreement and without default), added to the principal balance of such Loan or otherwise deferred rather than being paid in cash and (ii) a portion of interest accruing thereon is contractually required to be paid in cash and such cash interest accrues at a rate equal to or in excess of (a) the applicable interest rate index plus 2.15% if such Loan is a floating rate loan pursuant to the loan agreement for such Loan, (b) the applicable prime rate if such Loan is a floating rate loan with an interest rate based on the applicable prime rate, and (c) 6.00% if such Loan is a fixed rate loan; provided that, any Partial PIK Loan that is a floating rate loan and has a minimum contractual cash coupon of not less than the applicable interest rate index plus 4.00% shall not be considered a Partial PIK Loan for purposes of clause (cc) of the definition of “Eligible Loan”. “Participant Register”: The meaning specified in Section 12.16(b). “Payment Date”: The fourth Business Day of each calendar month. “Payment Duties”: The meaning specified in Section 7.2(b)(vii). “Pension Plans”: The meaning specified in Section 4.1(v). USActive 37382726.3637382726.39 33

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral. “Promissory Note”: A promissory note made payable to a Lender substantially in the form mutually agreed by the Borrower, the Administrative Agent and such Lender. “Purchase Price”: With respect to any Loan, an amount (expressed as a percentage of par) equal to (i) the purchase price (or, if different principal amounts of such Loan were purchased at different purchase prices, the weighted average of such purchase prices) paid by the Borrower for such Loan (exclusive of any interest, Accreted Interest and original issue discount) divided by (ii) the principal balance of such Loan outstanding as of the date of such purchase (exclusive of any interest, Accreted Interest and original issue discount); provided that, if the ratio of clause (i) to clause (ii) above with respect to a Loan acquired by the Borrowerpurchased in the secondary marketprimary syndication thereof is equal to 95% or higher, such Loan shall be deemed to have a Purchase Price of 100%. “QFC”: The meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D). “Qualified Institution”: A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the FDIC. “Rating Agency”: Each of S&P, Fitch and Moody’s. “Recipient”: (a) The Administrative Agent, and (b) any Lender, as applicable. “Recurring Revenue”: With respect to any Recurring Revenue Loan, the meaning of “Recurring Revenue” or any comparable definition or term in the related Underlying Instruments relating to recurring maintenance or support revenues, subscription revenues, and recurring revenues attributable to software licensed or sold (excluding one-time license revenues) in the Underlying Instruments for such Loan. “Recurring Revenue Loan”: A Loan that (i) has a related Obligor organized under the law of the United States and is denominated in Dollars, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law, (iii) has a related Obligor that is principally engaged in an enterprise software business that derives revenue primarily under contractual agreements and/or selling software as a service, (iv) is structured or underwritten based on a multiple of the related Obligor’s Recurring Revenue, and (v) that USActive 37382726.3637382726.39 36 contains a Recurring Revenue Loan Covenant Flip Scheduled Date (which date is no later than the 3 year anniversary of the date on which the Borrower acquired such Loan); provided that the Administrative Agent may re-designate such Loan as a First Lien Loan or a Second Lien Loan in its sole discretion if the recurring revenue covenants in the related Underlying Instruments are replaced (whether by amendment or by operation of such Underlying Instruments) with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) (a “Recurring Revenue Reclassification Date”). For any Loan subject to a Recurring Revenue Reclassification Date, any references to the Senior Leverage Ratio and, Interest Coverage Ratio and the Assigned Value as of the date on which such Loan was acquired by the Borrower shall be deemed to mean such ratiosbe determined by the Administrative Agent in its sole discretion as of the Recurring Revenue Reclassification Date. “Recurring Revenue Loan Cash Liquidity Amount”: With respect to any Recurring Revenue Loan, the meaning of “Unrestricted Cash” or any comparable definition or term in the Related Underlying Instruments, or, if no such definition is defined or otherwise set forth in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any Lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments); provided that cash held in reserve accounts for the purpose of meeting interest payments on indebtedness may be included at the sole discretion of the Administrative Agent. “Recurring Revenue Loan Covenant Flip Scheduled Date”: With respect to any Recurring Revenue Loan, as of its date of acquisition by the Borrower, the scheduled date upon which the covenants for such Loan are to be replaced with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) as specified in the original Underlying Instruments for such Loan. “Recurring Revenue Loan Gross Leverage Ratio”: With respect to any Recurring Revenue Loan, the ratio for the related Obligor of (a) indebtedness to (b) Recurring Revenue, as calculated by the Borrower and Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments. “Recurring Revenue Reclassification Date”: The meaning specified in the definition of Recurring Revenue Loan. “Reinvestment Notice”: Each notice required to be delivered by the Borrower pursuant to Section 3.2(a) in respect of any reinvestment, in the form of Exhibit A-3. “Register”: The meaning specified in Section 12.16(b). “Registered”: With respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations. “Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation. USActive 37382726.3637382726.39 37 (b) to the extent applicable for the related Loan, copies of the executed (i) guaranty, (ii) credit agreement, (iii) loan agreement, (iv) note purchase agreement, (v) sale and servicing agreement, (vi) acquisition agreement (or similar agreement) and (vii) security agreement; provided that, to the extent that final copies of the foregoing documents are not available as of the related Funding Date, the latest available draft copies with the final copies to be delivered within ten (10) Business Days after such Funding Date. “Required Minimum Equity Amount”: On any day, the greater of (x) $250,000,000 and (y) the aggregate OLB of the Loans of the three (3) largest Obligors forming part of the Collateral. “Required Reports”: Collectively, the Borrowing Base Certificate, the financial statements of Obligors and the Collateral Manager and the annual statements as to compliance and the annual Independent public accountant’s report. “Responsible Officer”: With respect to any Person, any duly authorized officer, administrative manager or managing member of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer, administrative manager or managing member of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject. “Revenue Recognition Implementation”: The implementation by an Obligor of IFRS 15/ASC 606. “Review Criteria”: The meaning specified in Section 7.2(b)(i). “Revolving Lender”: Each Lender with a Commitment to fund Loan Advances. “Revolving Loan”: Any Loan (other than a Delayed Draw Loan, but including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the Obligor by the Borrower. “Revolving Period”: The period commencing on the A&R Effective Date and ending on the day preceding the earlier to occur of the Revolving Period End Date with respect to all the Commitments or the Termination Date. “Revolving Period End Date”: The earliest to occur of (a) the three-year anniversary of the EighthThirteenth Amendment Closing Date (as such date may be extended with respect to each Extending Lender pursuant to Section 2.3(c)), (b) a Permanent BDC Asset Coverage Event and (c) the Revolving Period Termination Date. “Revolving Period Termination Date”: The date of the declaration of the Termination Date pursuant to Section 9.2(a). “S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto. USActive 37382726.3637382726.39 39 “Spread”: In the case of each Loan that is a floating rate loan that bears interest at a spread over the applicable benchmark as provided for in its related loan agreement, the current cash pay interest rate spread (for avoidance of doubt, excluding any non-cash interest or paid-in-kind interest) on such Loan above such applicable benchmark. “Structuring Fee”: The meaning specified in the applicable Fee Letter. “Subsidiary”: As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. “Swingline Advance”: Any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.1, and all such swingline loans collectively as the context requires. “Swingline Commitment”: The commitment of the Swingline Lender to fund Swingline Advances, subject to the terms and conditions herein, in an amount not greater than $50,000,000 (without regard to any future reimbursement of Swingline Advances by the Revolving Lenders), as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender, in its capacity as a Revolving Lender hereunder, and is not in addition thereto. “Swingline Lender”: The meaning specified in the Preamble. “Swingline Refund Date”: The meaning specified in Section 2.15(a). “Taxable Entity”: The BDC. “Taxable Entity Agreement”: The collective reference to the organizational documents of the BDC. “Taxes”: Any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. “Termination Date”: The earliest of (a) the date of the termination in whole of the Facility Amount pursuant to Section 2.3(a), (b) the Facility Maturity Date and (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a). “Third Amendment Closing Date”: May 7, 2019. “Thirteenth Amendment Closing Date”: March 28, 2025. USActive 37382726.3637382726.39 42

"Weighted Average Advance Rate": As of any date of determination with respect to all Eligible Loans on such date (a) the sum of the products for each Eligible Loan of (i) such Eligible Loan's Advance Rate and (ii) such Eligible Loan's OLB minus the portion, if any, of such Eligible Loan's OLB included in the Excess Concentration Amount divided by (b) the Aggregate OLB on such date minus the Excess Concentration Amount.

"Weighted Average Spread": As of any date of determination solely with respect to all Eligible Loans that are floating rate loans, a fraction (expressed as a percentage) obtained by dividing (x) the sum of the products of (i) each Eligible Loan's Spread and (ii) each Eligible Loan's outstanding principal balance by (y) the sum of each Eligible Loan's outstanding principal balance.

"Weighted Average Spread Test": A test that is satisfied if the Weighted Average Spread equals or exceeds 4.00%.

"Wells Fargo": Wells Fargo Bank, National Association, a national banking association, and its successors and assigns.

"Withholding Agent": The Borrower, the Collateral Custodian and the Administrative Agent.

"Write-Down and Conversion Powers": With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. **Other Terms.**

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3. **Computation of Time Periods.**

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

Section 1.4. **Interpretation.**

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

USActive ~~37382726.36~~37382726.39 46

(3) to the extent not paid pursuant to Section 2.7(a)(3), *pro rata* to the Administrative Agent and each Lender, all other fees and other amounts, including any Increased Costs and Structuring Fee, but other than the principal of Advances Outstanding, Commitment Reduction Fee and Administrative Expenses, then due to each such Person under this Agreement;

(4) to the extent not paid pursuant to Section 2.7(a)(4), *pro rata* to each Lender, if the Required Advance Reduction Amount is greater than zero, an amount necessary to reduce the Required Advance Reduction Amount to zero;

(5) to the extent not paid pursuant to Section 2.7(a)(5), *pro rata* to each Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee;

(6) during the Revolving Period, (x) to each Non-Extending Lender to pay Advances Outstanding in an amount equal to the Pro Rata Share of such Non-Extending Lender and (y) the remainder as directed by the Collateral Manager, to (A) repay Advances Outstanding, (B) return cash to the Principal Collection Account for application in accordance with the terms hereof and/or (C) unless a Default or Curable BDC Asset Coverage Event has occurred and is continuing, or after giving effect to such distribution the Availability is less than zero, to be distributed to (or as directed by) the Borrower (to be used for any purpose, including distribution to the Collateral Manager);

(7) after the end of the Revolving Period and to the extent not paid pursuant to Section 2.7(a)(6), to the Unfunded Exposure Account in an amount equal to Exposure Amount Shortfall;

(8) after the end of the Revolving Period or after the occurrence and during the continuation of a Curable BDC Asset Coverage Event, to the Lenders to pay the Advances Outstanding;

(9) to the extent not paid pursuant to Section 2.7(a)(7), *pro rata* to each applicable party to pay all other Administrative Expenses and Taxes;

(10) if the Weighted Average Spread Test is not satisfied, (x) to be retained in the Principal Collection Account and invested in Eligible Loans or (y) to repay Advances Outstanding; and

(11) ~~(10)~~ (A) during a Default, to remain in the Principal Collection Account or (B) otherwise, any remaining amounts shall be distributed to (or as directed by) the Borrower (to be used for any purpose, including distribution to the Collateral Manager).

(c) The Collateral Manager may, in its sole discretion, direct the Collateral Custodian to make a payment to the Borrower from the Principal Collection Account on any Business Day other than a Payment Date if, both immediately prior and after giving effect to such payment (i) the Availability is greater than zero and (ii) no Default, Event of Default or Curable BDC Asset Coverage Event has occurred and is continuing.

USActive 37382726.3637382726.39 55

(g) The Borrower shall have received a copy of the related Approval Notice; and

(h) In connection with each Transaction, the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent) on the date of the related Transaction, an emailed copy of the duly executed original promissory notes for each such Loan in respect of which a promissory note is issued (or, in the case of any Noteless Loan, a fully executed assignment agreement), and, if any Loans are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan confirming the possession of the Required Loan Documents; *provided* that, notwithstanding the foregoing, the Borrower shall cause the Loan Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within ten (10) Business Days of any related Advance Date with respect to any Loan; and

(i) On and as of the date of such Transaction, the Weighted Average Spread Test is satisfied or if not satisfied, compliance with the Weighted Average Spread Test shall be maintained or improved after giving effect to such Transaction.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent, which right may be exercised at any time on the demand of the Required Lenders, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the Lenders an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3. **Custodianship; Transfer of Loans and Permitted Investments.**

(a) The Administrative Agent shall hold all Certificated Securities (whether Loans or Permitted Investments) and Instruments in physical form at the Corporate Trust Office. Any successor Collateral Custodian shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(b) Each time that the Borrower shall direct or cause the acquisition of any Loan or Permitted Investment, the Borrower shall, if such Permitted Investment or, in the case of a Loan, the related promissory note or (with respect to a Noteless Loan) assignment documentation has not already been delivered to the Collateral Custodian in accordance with the requirements set forth in the definition of "Required Loan Documents", cause the delivery of such Permitted Investment or, in the case of a Loan, the related promissory note or (with respect to a Noteless Loan) assignment documentation in accordance with the requirements set forth in the definition of "Required Loan Documents" to the Collateral Custodian to be credited by the Collateral Custodian to the Collateral Account in accordance with the terms of this Agreement. The security interest of the Administrative Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Administrative Agent, be released.

(c) The Borrower (or the Collateral Manager on behalf of the Borrower) shall cause all Loans or Permitted Investments acquired by the Borrower to be transferred to the

USActive ~~37382726.36~~37382726.39 72

Annex B

Lender	Commitment as of the Thirteenth Amendment Closing Date	Commitment as of the Automatic Reduction Date
Wells Fargo Bank, National Association	$650,000,000	$311,643,836
First-Citizens Bank & Trust Company (successor by merger to CIT Bank, N.A.)	$35,000,000	$16,780,822
State Street Bank and Trust Company	$45,000,000	$21,575,342
Total	**$730,000,000**	**$350,000,000**

USActive ~~37382726.36~~37382726.39